TARVARAN, ASKELSON & COMPANY®
CERTIFIED PUBLIC ACCOUNTANTS

April 29, 2016

Securities and Exchange Commission
Washington, D.C.

RE: Wisdom Homes of America, Inc.
Commission File No: 000-51255

Tarvaran Askelson & Company, LLP have read the statements under the item 4.01 of Form 8-K to be filed with Securities and Exchange Commission on April 29, 2016 regarding the change of auditors. We agree with all statements referenced in Form 8-k pertaining to our firm. However, we have no basis to agree or disagree with any statements made regarding the successor auditors.

Tarvaran Askelson & Company, LLP

Tarvaran Askelson & Company

32565 B Golden Lantern, Suite 509, Dana Point CA 92629
Office: (949) 525-8688 WWW.TACLLP.COM Fax: (949) 606-0329